Exhibit 10.2

ARTISOFT, INC.

Amendment to 2004 Stock Incentive Plan

The 2004 Stock Incentive Plan (the “Plan”) of Artisoft, Inc., a Delaware corporation, is hereby amended as follows:

Section 4(a)(1) of the Plan is amended and restated as set forth below (without limiting or reducing the effects of Section 4(a)(2) of the Plan to date and thereby resulting in a net increase in the total shares of Common Stock authorized for issuance under the Plan, subject to the terms of the Plan, of 4,352,934):

“(1)         6,352,934 shares of Common Stock; plus”

Except to the extent amended hereby, the Plan is in all respects hereby ratified and confirmed and shall continue in full force and effect.